UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2016

GREAT AJAX CORP.

(Exact name of registrant as specified in charter)

Maryland	001 36844	47 1271842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 SW Beaverton—Hillsdale Hwy

Suite 131

Beaverton, OR 97005

(Address of principal executive offices)

Registrant’s telephone number, including area code:

503 505 5670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2016, the Board of Directors of Great Ajax Corp, a Maryland corporation (the “Company”), unanimously appointed Paul Friedman to fill a vacancy on the Company's Board of Directors. Mr. Friedman will serve as a member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. In connection with his appointment, Mr. Friedman received a stock award of 2,000 shares of the Company's common stock subject to a one-year vesting period pursuant to the Company’s 2014 Director Equity Plan. As a director, Mr. Friedman will be entitled to an annual retainer of $50,000, payable quarterly, half in shares of the Company’s common stock and half in cash. Otherwise, there were no arrangements regarding Mr. Friedman’s appointment. There are no family relationships between Mr. Friedman and any officer or director of the Company.

Set forth below is a brief description of Mr. Friedman’s business experience:

Mr. Friedman has served on the Board of Directors of Oppenheimer Holdings Inc. since July 2015 and is currently Chairman of its Compliance Committee and a member of its Special and Compensation Committees. From November 2009 to March 2015, Mr. Friedman served as the Senior Managing Director and Chief Operating Officer of Guggenheim Securities LLC. From June 2008 to October 2009, Mr. Friedman served as the Managing Director of Mariner Investment Group. Mr. Friedman spent 27 years at Bear Stearns & Co. Inc. from 1981 to 2008, most recently holding the position of Chief Operating Officer of its Fixed Income Division. Mr. Friedman is a Certified Public Accountant and has a M.S. in Finance and Accounting from New York University, Stern School of Business, and a B.A. in Economics from Colgate University. The Board of Directors believes that Mr. Friedman brings an extensive amount of operational and risk management experience to the Company as well as a deep knowledge of the financial services industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREAT AJAX CORP.

By:	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Title:	Chief Executive Officer

Dated: July 11, 2016